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                                                                    EXHIBIT 8.1

                              RIORDAN & MCKINZIE
                        A PROFESSIONAL LAW CORPORATION

                       695 TOWN CENTER DRIVE, SUITE 1500
                         COSTA MESA, CALIFORNIA 92626

                             November 6, 1998

Data Processing Resources Corporation
4400 MacArthur Blvd., Suite 600
Newport Beach, California 92660

  Re: Data Processing Resources Corporation on Form S-4 File No. 333-61017

Dear Ladies and Gentlemen:

  You have requested our opinion concerning certain material federal income tax consequences expected to result to the shareholders of Systems & Programming Consultants, Inc., a North Carolina corporation ("SPC"), on the exchange of shares of common stock of Data Processing Resources Corporation, a California corporation, which have been registered under the Securities Act of 1933, as amended, for outstanding shares of common stock of SPC (the "Merger") in connection with the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on August 7, 1998 (File No. 333-61017), as amended (as amended, the "Registration Statement").

  The facts, as we understand them, and upon which with your permission we rely in rendering the opinion expressed herein, are as set forth in the Registration Statement. Based on such facts, it is our opinion that the U.S. federal income tax consequences set forth under the heading "The Merger-- Material U.S. Federal Income Tax Consequences of the Merger to SPC Shareholders" in the Registration Statement accurately describes the material federal income tax consequences of the Merger under present law to the SPC shareholders. No opinion is expressed as to any matter not discussed therein.

  This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the Registration Statement may affect the conclusion stated herein.

  This opinion is rendered to you solely for use in connection with the Registration Statement. We consent to your filing this opinion as an exhibit to the Registration Statement and the use of our name under the caption "The Merger--Material U.S. Federal Income Tax Consequences of the Merger to SPC Shareholders."

                                          Very truly yours,

                                          /s/ Riordan & McKinzie